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EXHIBIT 10.7

INVESTOR AGREEMENT BETWEEN GRAYMARK PRODUCTIONS, INC.,
A & A PRODUCTIONS, LLC and FROZEN TELEVISION, INC.

Agreement made November 20, 2003, by and between Graymark Productions, Inc. ("Investor"), and A & A Productions, LLC ("A & A") and Frozen Television, Inc. ("Frozen") (A & A and Frozen are collectively referred to as "Producer") regarding an investment of Two Million Dollars ($2,000,000) in consideration of acquiring the right to share in the equity of the motion picture (tentatively) entitled "OUT OF THE BLUE" (the "Picture") to be produced by Producer.

1.    PRODUCTION ARRANGEMENTS:    The Picture shall be based upon that certain screenplay of the same title heretofore written by Brett Hudson, Burt Kearns and Albert S. Ruddy. Such elements shall not be changed without obtaining Investor's prior written consent to do so (which consent will not be unreasonably withheld).

2.    DISTRIBUTION OF THE PICTURE:    Producer shall use its best efforts to cause the Picture to be exploited in all markets and media, so as to maximize the monetary return to be derived by the Picture. To that end, Producer shall endeavor to arrange for third parties to distribute and/or exploit the Picture on such commercially reasonable terms as Producer might be able to obtain subject to Investor's rights as defined herein. Further, Producer shall have no obligation to itself distribute or exploit the Picture if it is unable to arrange for third parties to do so.

(a)    In the event that Producer sells all rights to the Picture prior to the Investor advancing at least Fifty Thousand Dollars ($50,000) up to Four Hundred Thousand Dollars ($400,000), then Investor shall receive the following in lieu of the Premium Recoupment and net profit participation described in Paragraph 3 below: (i) commencing from the first dollar from the proceeds of any and all rights sales, distribution and/or any and all exploitation of the Picture including without limitation, any and all exploitations of the Ancillary Rights as defined below, in any, every and all markets and media, whether now known or hereafter discovered throughout the universe, Two Hundred Percent (200%) of the aggregate amount Investor advanced prior to the sale of the rights in the Picture; (ii) Twenty Five Percent (25%) net profit participation, according to definition of net profits described below.

3.    RECOUPMENT OF INVESTMENT; PERCENTAGE SHARE OF PROFITS:    In consideration of Investor making that financial contribution called for in Clause 4, Producer shall pay or cause to be paid to Investor the following:

(a)    One Hundred Percent (100%) of all proceeds, commencing from the first dollar, received by Producer from the rights sales, distribution and/or any and all exploitation of the Picture including, without limitation, any and all exploitation of the "Ancillary Rights," in any, every and all markets and media, whether now known or hereafter discovered throughout the universe; until such time as Investor has been paid a sum equal to One Hundred Percent (100%) of the equity investment ("Premium Recoupment"), plus interest on the equity investment charged at the rate of Prime plus Two Percent (2%) per annum from the date Investor contributes such sum in accordance with Clause 4 until Investor is repaid the Premium Recoupment in full. "Ancillary Rights" shall mean any and all ancillary, incidental or subsidiary rights for the Picture, including without limitation, soundtrack rights, clip rights, video game rights (including, but not limited to, the sole and exclusive right to create or license the creation of interactive programs based on the Picture, whether in CD-ROM, DVD, set-top or arcade formats), music publishing rights and merchandising rights (e.g., games, computer, video and other electronic games, toys, comic books, apparel, food, beverages, posters, and other commodities, services or items), commercial tie-ins, dramatic stage rights, radio rights, books-on-tape, live television rights, music, music publishing, soundtrack rights, photonovel, novelization, interactive media, multi-media, and theme park (or other "themed" attraction) rights in and to the Picture.

(b)    Profit Participation: Fifty Percent (50%) of all net profits received by Producer from the rights sales, distribution and/or any and all exploitation of the Picture including, without limitation, any and all exploitation of the "Ancillary Rights," in any, every and all markets and media, whether now known or hereafter discovered throughout the universe, in perpetuity. "Net Profits" shall be defined as the sum remaining after deduction of third-party distribution fees and expenses; cash deferments (paid out on a pari passu basis) to cast, equipment suppliers, rights holders or any other approved party. (c) Third Party Profit Participants: Producer shall be free to grant net profit participations to such third parties as it might elect (but in no case shall grant gross profit participations without Investor's written approval) without first obtaining Investor's consent thereto, provided, however, that no such grant of participations may in any way adversely affect or reduce Investor's recoupment and profit participation as described in Subclause 3(a) and 3 (b), unless Investor and Producer mutually agree in writing.

4.    INVESTOR'S MONETARY CONTRIBUTION:    Investor shall commence cash-flow of the Picture as described below, but only after each and all of the following enumerated conditions precedent have first occurred:

(a)    Investor's approval of the chain of title to Picture and all underlying rights and materials.

(b)    The full execution of this Agreement.

Provided the conditions precedent have been satisfied, Investor shall cash-flow the Picture according to the following schedule. All deposits shall be made in the production account established by Producer for purposes of financing the Picture.

    (i)    Fifty Thousand Dollars ($50,000) upon full execution hereof ("Initial Deposit"). Sums to cover script rights acquisition; partial legal fees; setup of production offices; casting; location scouting; Producer may not commence expenditure of the Initial Deposit until Investor approves the lead performer for the Picture (and such performer indicates his availability and willingness to perform the role).

    (ii)    Three Hundred Fifty Thousand Dollars ($350,000) following execution of a pay-or-play agreement with the mutually approved lead performer and director; funds to be utilized to fund pre-production;

    (iii)    Five Hundred Thousand Dollars ($500,000) not later than one (1) week prior to the commencement of principal photography of the Picture.

    (iv)    Three Hundred Thousand Dollars ($300,000) upon completion of principal photography of the Picture.

    (v)    One Hundred Fifty Thousand Dollars ($150,000) upon completion of dubbing and scoring of the Picture.

    (vi)    One Hundred Fifty Thousand Dollars ($150,000) upon completion of the final corrected answer print of the Picture and of all delivery items required by any third party distributor in order to complete full delivery.

Investor agrees that once the mutually approved lead performer and director have been set, Investor shall provide proof of the entire amount of the financing in the form of an irrevocable letter of credit, wire transfer or deposit of the full sum into a dedicated escrow account for withdrawal in accordance with the cash-flow schedule above. If necessary, Investor shall place the appropriate funds in escrow, in order to secure the actor and director deals.

Each cash-flow payment into the production account shall require the signature of Gray Frederickson or such other designee of Investor if Frederickson is unavailable or incapacitated.

5.    BUDGET:    It is intended that the direct cash cost budget of the Picture be the amount agreed upon in the attached production budget as Schedule "A" ("Production Budget") which in no event shall be greater than Two Million Dollars ($2,000,000) unless the parties mutually agree, in writing, to increase Production Budget. There will not be any general overhead of the Producer included in the Budget Cost. Investor will recognize the following fees in the Budget Cost: $15,000 to Gray Frederickson; $15,000 to Brett Hudson; $15,000 to Burt Kearns; $15,000 to Albert S. Ruddy. The production budget including, without limitation, the rights acquisition / script fee shall be mutually agreed upon by Investor and Producer and attached hereto as Schedule A "Production Budget."

6.    UNDERAGES/OVERAGES:    If the actual cost of producing the Picture should be less than the Production Budget, Producer shall first re-pay the full sum of such underages to Investor. However, the first fifty thousand dollars ($50,000) of underages, if any, shall be paid equally to Producer and Investor. Any monies received by Investor in accordance with this Clause 6 shall reduce, dollar for dollar, that amount of money payable to Investor in accordance with Subclause 3(a). Producer and Investor shall be liable for all overages exceeding the Budget Cost as set forth in Clause 5, and such overages shall be paid for in the following manner: up to fifty thousand dollars ($50,000) of overages shall be paid for equally by Producer and Investor; overages greater than fifty thousand dollars ($50,000) shall be paid for by Investor. Investor and Producer acknowledge that the Budget Cost may be adjusted to include a completion bond at the discretion of Investor. Additionally, Producer shall use best efforts to ensure that the Picture does not go over budget. Investor shall consult with Producer regarding the completion bond, but the final decision shall be at the sole discretion of the Investor.

7.    OWNERSHIP/BUSINESS CONTROLS:    The copyright to the Picture and all underlying rights and materials thereof shall be jointly controlled and owned by Producer and Investor in the following manner: fifty percent (50%) owned by Investor, fifty percent (50%) owned by Producer. Regarding Picture, Producer shall exercise creative controls, subject to the following conditions and Investor approval rights, not to be unreasonably withheld:

    (i)    Investor's right to approve any proposed increase in the Production Budget;

    (ii)    Investor's right to approve any re-allocation of budgetary line items in excess of Five Thousand Dollars ($5,000) compared to the budget in the attached Schedule A "Production Budget."

    (iii)    Investor's right to approve all above-the-line agreements.

    (iv)    Investor's right to approve locations of the production mutually with Producer.

    (v)    Investor's right to approve Picture run-time subject to (xi) below.

    (vi)    Investor's right to approve production legal counsel. Robert M. Angel, Esq. is pre-approved by Investor.

    (vii)    Investor's right to approve production accountant.

    (viii)  Investor's designee shall be allowed to view "dailies," production notes, script changes, and otherwise review any other aspects of the production in a timely fashion as principal photography of the Picture progresses.

    (ix)    Investor's right to approve all distribution agreements.

    (x)    Investor's right to approve unit production manager.

    (xi)    Investor pre-approves that the Picture running time shall be between 85 minutes and 100 minutes.

    (xii)    Investor pre-approves that the Picture shall be rated PG-13 or PG.

Investor approval rights shall be exercised by Gray Frederickson, or such other designee as Investor may, from time to time, designate.

8.    CREDIT:    Provided Investor is not in material breach hereof, and subject to third-party distributor approval, Investor shall be accorded a presentation credit as follows: "A Ruddy Morgan Organization/Frozen Films Production in Association with Graymark Productions." The parties hereto agree on the following additional main title single-card credits:

    (i)    "Produced by Gray Frederickson"

    (ii)    "Produced by Albert S. Ruddy and Andre Morgan"

    (iii)    "Produced by Brett Hudson and Burt Kearns"

    (iv)    "Executive Producer John Simonelli"

    (iv)    "Written by Brett Hudson, Burt Kearns and Albert S. Ruddy"

The parties agree that these credits may be subject to applicable DGA and/or WGA regulations, if any. Brett Hudson shall have the right to take his name off of the Picture by providing written notice prior to final picture lock. The parties shall mutually agree to the order of the credits.

9.    SEQUELS/REMAKES:    In the event Producer elects to produce a motion picture remake, sequel, prequel or television project based upon the Picture (individually or collectively, "Subsequent Production"), Investor shall have the exclusive right to provide financing for such Subsequent Product on the same terms and conditions hereof. Investor shall have a period of one hundred and twenty (120) days in which to elect in writing to provide such financing. Following such period, Producer may seek such financing from third parties, provided that prior to accepting such third party financing, Investor shall have a period of ten (10) days in which to match the material financial terms of any bona fide written third-party financing offer received by Producer. Nothing herein shall restrict Investor from reaching a co-production finance arrangement with any such third-party.

10.    SECURITY INTEREST:    As security for Producer's obligations, representations, warranties and covenants under this Agreement, Producer hereby grants to Investor a first priority security interest (the "Security Interest") in the Picture. With respect to such Security Interest, Investor shall have the rights of a Secured Party as set forth in the Uniform Commercial Code of California, and those rights set forth in the Security Agreement. If required by Investor, Producer agrees to execute UCC-1 financing statements, copyright mortgages, laboratory access letters, other security documentation required by Investor and any such other documents as Investor may require to perfect, protect or evidence the Security Interest. Producer hereby irrevocably appoints Investor to execute such security documents as Producer's attorney-in-fact, couple with an interest, in the event that Producer fails to deliver such security documents within thirty (30) days after Investor's request therefore.

11.    REPRESENTATIONS AND WARRANTIES:

(a)    Powers and Authority: Each party hereby represents and warrants that it is duly incorporated, validly existing and in good standing. It has the corporate power and all necessary rights and title to enter into and perform this Agreement and the transactions contemplated hereby or referred to herein and has taken all necessary action to authorize the entry into and performance of this Agreement and such transactions.

(b)    Legal Validity: Producer and Investor hereby represent and warrant that this Agreement constitutes a legal, valid and binding obligation of Producer and Investor and is in proper form for enforcement against it.

(c)    Non-conflict with Laws: Producer and Investor hereby represent and warrant that the entry into and performance of this Agreement and the transactions contemplated hereby do not and will not conflict with:

    (i)    any existing law or regulation or any official or judicial order, or

    (ii)    its articles of incorporation, or

    (iii)    any agreement or document to which it is a party or which is binding upon it.

(d)    Claims: Producer represents and warrants that there are not now and there shall never arise any liens, claims, encumbrances, legal proceedings, restrictions, agreements or understandings which might conflict or interfere with, limit, derogate from, or be inconsistent with or otherwise affect any of the provisions of this Agreement or any of the representations or warranties of Producer contained herein, including without limitation, any U.C.C. filings, copyright assignments or other liens, inconsistent herewith or offsets or other costs charged against the Picture by any distributor(s) pursuant to cross-collateralization agreements or otherwise. Notwithstanding the foregoing, the Producer may grant a lien to the Screen Actors Guild, in connection with Producer's procurement of professional acting services.

(e)    Consents: Producer and Investor hereby represent and warrant that all authorizations, approvals, consents, licenses, exemptions, filings, registrations, notarizations and other matters, official or otherwise, required by Producer and/or Investor or advisable in connection with the entry into, performance, validity and enforceability of this Agreement and the transactions contemplated hereby by Producer and/or Investor have been obtained or effected and are in full force and effect (other than the registration of security interests to be created pursuant hereto).

(f)    Litigation: Producer and Investor hereby represent and warrant that no litigation, arbitration or administrative proceedings are threatened or, to its knowledge, pending which call into question the validity or performance of its obligations hereunder.

(f)    Material Information: Producer hereby represents and warrants that all information which might be material to a person assuming the obligations and acquiring the rights assumed and acquired by Investor pursuant to this Agreement has been disclosed in writing to Investor and there are no facts or circumstances which might make such information misleading or inaccurate. Additionally, Investor hereby represents and warrants that all information which might be material to a person assuming the obligations and acquiring the rights assumed and acquired by Producer pursuant to this Agreement has been disclosed in writing to Producer and there are no facts or circumstances which might make such information misleading or inaccurate.

(g)    Survival: Each parties' warranties and representations are of the essence of this Agreement and shall survive the early termination hereof. None of Producer's warranties and representations shall in any way be limited by reason of any investigation made by Investor or on behalf of Investor regarding said warranties and representations.

12.    INDEMNIFICATION:    Producer and Investor shall, at its own expense, indemnify, save and hold harmless the other party and its successors, licensees, assigns, agents, representatives and affiliates from and against any and all claims, demands, causes of action, obligations, liability, loss, damage, cost and expenses (including reasonable outside attorneys' fees), incurred or sustained by reason of or arising out of any breach or alleged breach of any of the warranties, representations or agreements herein made by the respective party, or from any reliance upon any such warranties, representations or agreements. If any person or entity shall make any claim or institute any suit or proceeding alleging any facts, which, if true, would constitute a breach by Producer and/or Investor, of any warranty, representation or agreement herein made, Producer and/or Investor shall give prompt written notice of same to the other party, and the party defending such claim shall undertake at its own cost and expense the defense thereof and shall supply competent and experienced counsel to defend any such suit or proceeding. Investor may also engage its own counsel in connection with any such suit or proceeding and Producer shall reimburse Investor for the cost thereof.

13.    ACCOUNTING AND REPORTS BY PRODUCER:

(a)    Producer shall maintain complete books and records with respect to the distribution and exploitation of the Picture. Producer shall render to Investor, on a quarterly basis for the first two years after initial distribution of the Picture, a written statement of monies due Investor hereunder, if any ("Accounting Statement"), and such Accounting Statement shall be accompanied by remittance of any amount shown to be due to Investor thereon. Thereafter, Accounting Statements and payments shall be provided annually for as long as the Picture generates revenue. If any error is made by Producer in any Accounting Statement, it may be corrected by Producer within two years thereafter by making any necessary deductions or additions on subsequent Accounting Statements, or at Producer's option by the rendering of an Amended Accounting Statement. Each Accounting Statement shall be rendered within sixty (60) days following the end of each accounting period. Any Accounting Statement rendered by Producer hereunder shall be deemed conclusively true and correct and binding upon Investor, shall constitute an account stated and be incontestable unless Investor delivers to Producer in writing specific objections, setting forth specific transactions or items objected to and the basis of such objections, within two (2) years from the date such Accounting Statement was received by Investor.

(b)    Investor shall have the right to examine the books and records of Producer (and make copies thereof) to the extent they pertain to the Picture. Such examination shall be made during reasonable business hours, upon reasonable advance written notice, at the regular place of business of Producer where such books and records are maintained, and shall be conducted on Investor's behalf and at Investor's expense by Investor's designee. Such examination shall not be made more frequently than semi-annually and no more than once with respect to any accounting period or Accounting Statement rendered hereunder. With respect to any accounting period for which an Accounting Statement has been rendered by Producer, such examination shall be permitted only for a period of one (1) year from the date such Accounting Statement was received by Investor. Investor's examination shall be limited to those records relating to the Picture and under no circumstances shall Investor have the right to examine records relating to Producer's business generally or relating to other motion pictures for purposes of comparison or otherwise.

14.    FUNDS HELD IN TRUST:    All monies received by Producer which are payable to Investor in accordance with the provisions of this Agreement shall be held by Producer, in trust, for the sole use and benefit of Investor and shall be immediately deposited upon receipt in a separate interest-bearing bank account naming Investor as the beneficiary thereof. Producer shall not commingle the monies payable to Investor hereunder with other monies of Producer.

15.    RELATIONSHIP OF PARTIES:    Investor and Producer each acknowledge that they are independent contractors and that no partnership, joint venture, agency or employment relationship has or will be created by this Agreement.

16.    ADDITIONAL DOCUMENTS:    Each of the parties agrees to execute any additional documents which may be required or be desirable to fully effectuate the purposes and intent of this Agreement or to carry out the obligations of the parties hereunder, provided that they are not inconsistent with the provisions of this Agreement. In case either party refuses or fails to so execute or deliver, or cause to be so executed and delivered, any such documents within five (5) business days of receipt of notice, then, in such event, the refusing party nominates, constitutes and appoints the other party, and the other party shall therefore be deemed to be, the refusing party's true and lawful attorney-in-fact, to execute and deliver all such documents, in the refusing party's name and on the refusing party's behalf. Such power of attorney is coupled with an interest and is irrevocable.

17.    NOTICES:    All notices hereunder shall be in writing and shall be served by personal delivery to Investor or Producer, as the case may be, [or by facsimile transmission, with a copy sent by U.S. Mail] or by registered or certified mail, return receipt requested, or by telegram, addressed as follows:    To Investor: 101 N. Robinson, Ste 920, Oklahoma City, OK 73102; with a courtesy copy to: Cohen & Gardner LLP, 329 North Wetherly Dr., Ste 206, Beverly Hills, CA 90211 Attn: Jonathan Gardner Esq. To Producer: 9300 Wilshire Blvd., Ste. 508, Beverly Hills, CA 90212; with a courtesy copy to 1223 Wilshire Blvd., Ste. 810, Santa Monica, CA 90403; AND 939 N.Hill Ave., Pasadena, CA 91104 Attn: Robert M. Angel. Any party may change its address at any time by written notice to the other parties. Notices served by mail shall be deemed to be served three (3) business days next following deposit in the U.S. mails, (in the case of facsimile on the day of transmission).

18.    ASSIGNMENT:    No party hereto shall have the right to assign all or any part of its right or obligations hereunder without the prior written consent of the other party, except that nothing contained in this sentence shall prevent any party from assigning its right to receive monies hereunder provided written notice if delivered to the other party.

19.    AMENDMENTS:    This Agreement may not be modified except by written agreement signed by each of the parties hereto.

20.    NO THIRD PARTY BENEFICIARIES:    This Agreement shall in no event be construed as a third party beneficiary contract and is not intended for the benefit of any person or company whomsoever except the parties hereto.

21.    WAIVER:    No waiver by one party of a breach or default by the other party shall be deemed to be a waiver of any preceding, continuing or succeeding breach of the same or any other provision of this Agreement.

22.    ENTIRE AGREEMENT:    Each party acknowledges that no representation or warranty not expressly set forth in this Agreement has been made or relied upon by the other party, it being agreed that this Agreement constitutes the entire Agreement of the parties regarding the subject matter hereof and supersedes all prior Agreements with respect thereto.

23.    GOVERNING LAW:    This Agreement has been entered into in the State of California and shall be construed and enforced under and subject to the laws of said state.

24.    ARBITRATION:    Should there be any dispute between the parties concerning the interpretation of this Agreement or concerning an alleged breach of this Agreement, which the parties are unable to resolve after consultation with each other, such dispute shall be decided by arbitration pursuant to the regulations and procedures of the American Arbitration Association.

25.    INSURANCE:    Producer agrees to obtain certificates of insurance, upon commencement of pre-production, naming Investor as an additional insured have been delivered to Investor, indicating that all insurance normally obtained in connection with the production of a motion picture photoplay, including, without limitation, general liability and errors and omissions insurance, has been obtained with commercially reasonable liability limits and deductibles, and that these policies cannot be cancelled or amended without first giving thirty (30) days' prior written notice.

25.    ATTORNEYS' FEES:    In any action or proceeding between or among the parties hereto to interpret or enforce any of the provisions hereof, the prevailing party shall, in addition to any other award of damages or other remedy, be entitled to reasonable outside attorneys' fees and costs. Wherefore, the parties have executed this agreement on the date first above written.

AGREED & ACCEPTED: GRAYMARK PRODUCTIONS INC.
By:
Its:
A & A PRODUCTIONS, LLC
By:
Its:
FROZEN TELEVISION, INC.
By:
Its:

Schedule A—Production Budget will be provided upon request.

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  EXHIBIT 10.7